Exhibit 99.3

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Announces Tender Offer and Consent Solicitation for

its 7.750% Senior Notes due 2018

Oak Brook, IL, February 25, 2014 — TreeHouse Foods, Inc. (NYSE: THS) announced today that it has commenced a cash tender offer (the “Offer”) to purchase any and all of its outstanding $400 million in aggregate principal amount of 7.750% Senior Notes due 2018 (CUSIP 89469AAA2) (the “2018 Notes”). In connection with the Offer, TreeHouse is soliciting consents (the “Consent Solicitation”) to proposed amendments that would eliminate most of the restrictive covenants and certain events of default contained in the indenture governing the 2018 Notes (the “Proposed Amendments”).

The Offer is scheduled to expire at 11:59 p.m., New York City time, on March 24, 2014, unless extended or earlier terminated (the “Expiration Time”). Holders who validly tender their 2018 Notes and provide their consents to the Proposed Amendments prior to 5:00 p.m., New York City time, on March 10, 2014, unless extended (the “Consent Expiration”), will be eligible to receive the Total Consideration (as defined below). The Offer contemplates an early settlement option, so that holders whose 2018 Notes are validly tendered prior to the Consent Expiration and accepted for purchase could receive payment on an initial settlement date, which is expected to be as early as March 11, 2014. Tenders of 2018 Notes may be validly withdrawn and consents may be validly revoked until the Withdrawal Time (defined below). Holders who validly tender their 2018 Notes after the Consent Expiration and prior to the Expiration Time will be eligible to receive the Tender Offer Consideration (defined below) on the final settlement date, which is expected to be March 25, 2014.

The “Total Consideration” for each $1,000 principal amount of 2018 Notes validly tendered and not subsequently withdrawn prior to the Consent Expiration is $1,042.75, which includes a “Consent Payment” of $30.00 per $1,000 principal amount of 2018 Notes. Holders tendering after the Consent Expiration will be eligible to receive only the “Tender Offer Consideration,” which is $1,012.75 for each $1,000 principal amount of 2018 Notes, and does not include a Consent Payment. Holders whose 2018 Notes are purchased in the Offer will also receive accrued and unpaid interest from the most recent interest payment date for the 2018 Notes up to, but not including, the applicable payment date.

In connection with the Offer, the Company is soliciting consents to the Proposed Amendments. Holders may not tender their 2018 Notes without delivering consents or deliver consents without tendering their 2018 Notes. No Consent Payment will be made in respect of 2018 Notes tendered after the Consent Expiration. Following receipt of the consent of holders of a majority in aggregate principal amount of the 2018 Notes, the Company intends to execute a supplemental indenture to amend the indenture governing the 2018 Notes to eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the 2018 Notes.

Tendered 2018 Notes may be withdrawn and consents may be revoked before 5:00 p.m., New York City time, on March 10, 2014, unless extended (the “Withdrawal Time”), but generally not afterwards, unless required by law. Any extension or termination of the Offer will be followed as promptly as practicable by a public announcement thereof.

The Offer is subject to the satisfaction of certain conditions including: (i) consummation of the underwritten public offering of senior notes announced today that provides us with net proceeds of at least $380 million, (ii) execution and delivery of a supplemental indenture implementing the Proposed Amendments and (iii) certain other customary conditions.

The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated February 25, 2014, copies of which may be obtained from D.F. King &Co., Inc., the tender agent and information agent for the Offer, by calling (800) 967-4612 (US toll-free) or (212) 269-5550 (collect) or by emailing treehouse@dfking.com.

The Company has also retained BofA Merrill Lynch as dealer manager for the Offer and solicitation agent for the Consent Solicitation. Questions regarding the terms of the Offer and Consent Solicitation may be directed to BofA Merrill Lynch, Attention: Liability Management Group at telephone: (888) 292-0070 (US toll-free) or (980) 387-3907 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated February 25, 2014. The Offer is not being made to holders of 2018 Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice distribution channels. Its major product lines include non-dairy powdered creamer and sweeteners; condensed, ready to serve and powdered soups; refrigerated and shelf stable salad dressings and sauces; powdered drink mixes; single serve hot beverages; specialty teas; hot and cold cereals; macaroni and cheese, skillet dinners and other value-added side dishes and salads; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; and other food products including aseptic sauces and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, powdered drink mixes and instant hot cereals in the United States and Canada based on sales volume.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “believe,” “estimate”, “project”, “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions that are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. We are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated. Such factors include, but are not limited to, the risks that are described under the heading “Risk Factors” in TreeHouse’s Annual Report on Form 10-K for the year ended December 31, 2013 and other filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. TreeHouse undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.